June 1, 2018

Dear Angelique,

I am pleased to offer you the position of Executive Vice President, Operations at HealthEquity, Inc. (hereinafter referred to as “the Company”) upon the following terms and conditions:

DATE OF COMMENCEMENT
Your start date will be April 13, 2018. This offer is contingent upon completion of a successful background and credit check, and the execution of an agreement between you and the Company containing non-solicitation, and non-disclosure provisions.

COMPENSATION PACKAGE
Your salary will be equivalent to $250,000.00 per year and will be paid twice monthly on the 15th and last day of every month, equating to 24 pay periods per calendar year.

As the Executive Vice President, Operations, you will participate in the Company Executive Bonus Plan, where 50% of your base pay will be tied to individual, team and company goals. In determining the amount of bonus pay, the Company shall consider your work performance, and the Company meeting corporate-wide goals. Bonuses are not a guarantee and must be approved by the Compensation Committee of the Board of Directors of the Company. Further details of this bonus policy are covered in the Executive Bonus Plan document attached hereto.

In addition to your regular salary and potential bonus, you will also be granted $167,000.00 of Performance Restricted Stock Units. These PRSU’s are subject to final approval by the Board of Directors of HealthEquity, Inc. Further details of the performance restricted stock unit equity will be provided to you separately.

Upon acceptance of this position as Executive Vice President, Operations you will be considered a Covered Person and required to comply with the provisions of the HQY Insider Trading Policy, a copy of which is attached to this letter.

“AT WILL” EMPLOYMENT
Your employment with the Company is “at will”, which means that either you or the Company may terminate the relationship at any time. As such, neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Should you have any questions, feel free to contact me at (801)727-1274.

Kindly indicate your understanding and acceptance of this offer letter by signing below and returning a copy of the entire document to the People Department.

We look forward to having you continue your association with HealthEquity, Inc. and anticipate a long and successful future together.

Sincerely,

Natalie Atwood
VP, People
HealthEquity, Inc.

ACCEPTANCE OF POSITION:

By signing this offer letter, I, Angelique Hill, accept the job offer of Executive Vice President, Operations, at HealthEquity, Inc.

__________________________________________ ____________
Signature Date

Exhibit A
The Team Member Confidentiality and Non-Competition Agreement
(see attached)
Exhibit B
HQY Insider Trading Policy
(see attached)